UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

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Filed by Rite Aid Corporation Pursuant to Rule 14a-6(b)
Under the Securities Exchange Act of 1934

Set forth below is a letter from Rite Aid Corporation, dated January 3, 2007, which was sent to Rite Aid stockholders concerning the January 18, 2007 special meeting of Rite Aid stockholders in connection with Rite Aid's proposed acquisition of the Brooks and Eckerd drugstore chains from The Jean Coutu Group (PJC) Inc.

This document may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with Jean Coutu Group and realize the benefits of such transaction and our ability to assume the senior subordinated notes. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rite Aid has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group. The proxy statement has been mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

PARTICIPANTS IN THE SOLICITATION

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid’s executive officers and directors.  Further information regarding persons who may be deemed participants is available in Rite Aid’s proxy statement filed with the Securities and Exchange Commission in connection with the transaction.

*              *              *

January 3, 2007

Dear Fellow Stockholder:

We have previously sent to you proxy material for the Special Meeting of Rite Aid Corporation stockholders, to be held on January 18, 2007.  Your Board of Directors recommends that stockholders vote “FOR” the issuance of Rite Aid common stock in connection with the proposed acquisition of the Brooks and Eckerd drugstore chains.

In addition, your Board of Directors recommends that stockholders vote “FOR” the amendment to Rite Aid’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock.  As disclosed previously, this proposal requires the affirmative vote of a majority of Rite Aid common stock and the LGP preferred stock voting together as a single class.  In addition, and inadvertently omitted from prior disclosure, this proposal also requires the affirmative vote of a majority of Rite Aid common stock, voting separately as a class.  Failures to vote and abstentions will have the same effect as a vote against this proposal.

Please help your company avoid the expense of further solicitation by voting TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

Thank you for your cooperation.

Very truly yours,

Robert G. Miller
Chairman

REMEMBER:
You can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE: (877) 750-5836